CONSENT OF QUALIFIED THIRD-PARTY FIRM

EXP U.S. SERVICES INC.

October 5, 2023

Re: Form F-3 Registration Statement to be filed by Lithium Americas Corp. (the "Company")

I, Walter Mutler, P.Eng., on behalf of EXP U.S. Services Inc., consent to:

• the use of the technical report titled "Preliminary Feasibility Study S-K 1300 Technical Report Summary for the Thacker Pass Project Humboldt County, Nevada, USA" (the "Technical Report Summary"), with an effective date of December 31, 2022, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission, as an exhibit to and referenced in the Registration Statement on Form F-3 being filed by the Company with the United States Securities and Exchange Commission, and any amendments thereto (the "Form F-3");

• the use of and reference to our company name, including our status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission), included in or incorporated into the Form F-3, in connection with the Form F-3 and the Technical Report Summary; and

• the use of any extracts from, or summary of, the Technical Report Summary in, or incorporated into, the Form F-3 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form F-3.

We are responsible for authoring, and this consent pertains to, Sections 15.8, 18.2.1 and 18.3.3.3 and corresponding sections of 22 and 23 of the Technical Report Summary. We certify that we have read the Form F-3 and that it fairly and accurately represents the information in the Technical Report Summary for which we are responsible.

EXP U.S. Services Inc.

By: /s/ Walter Mutler

Name: Walter Mutler, P.Eng.

Title: Senior Vice President, OG&C Group